Exhibit 10.7

November 29, 2012

Raymond Hill

5 West Shore Drive

Pennington, NJ 08534

Dear Ray:

We are excited to extend to you an offer of employment with inVentiv Health, Inc. (Company) as Executive Vice President, responsible for our Clinical business segment. You will work out of the Princeton, NJ office, reporting directly to Paul Meister in his role as Chief Executive Officer. We look forward to you starting employment with us on December 12, 2012.

Your bi-weekly rate of pay will be $22,115.38, annualized to $575,000, payable per the Company’s regular payroll practices and subject to applicable taxes and withholdings.

Annual Bonus

You will be eligible to participate in the Company’s annual executive incentive program. Your target is 100% of your annual salary. Payments under the bonus program are discretionary and based on factors including achievement to Company and individual objectives. Payment will be in cash or equity of the Company’s parent, at the discretion of the Company. Payment of any bonus is expected to be in the first quarter of the following fiscal/calendar year. Your 2013 bonus paid in 2014 will equal 100% of your earnings through 12/31/2013. You must be employed by the Company at the time of payout in order to be eligible for any bonus. The Company reserves the right to modify or terminate its compensation programs within its discretion.

Equity Incentive Plan

You will be eligible to participate in the inVentiv Group Holdings Inc. 2010 Equity Incentive Plan per the terms of the plan. Under this program, you will receive an equity award of restricted stock units with a projected value of $5 million if the value of the Company increases to three times the value of THL’s initial investment. The award will be in the form of restricted stock units (RSUs) that give you the right to receive shares of common stock of inVentiv Group Holdings, Inc. if Thomas H. Lee Partners, LP (THL), the principal, owner of inVentiv Health, sells its interest in inVentiv Health for cash and specified price targets are realized in the transaction. You must be employed on the date of the transaction in order for your RSUs to vest. A specific award agreement will be provided, along with specific plan terms, after formal approval by the Compensation Committee.

Long Term Incentive Plan

You will be eligible to participate in the Company’s Long Term Incentive Plan which we anticipate launching in March, 2013. We expect that this plan will award RSUs each year over three fiscal years based on individual performance. Your three year target under this program is three times your annual base salary.

Benefit Plans

Below is a list of the benefits you are eligible for as an employee of the Company:

•	Your eligibility for vacation is determined by your date of hire. You are eligible to accrue 4 weeks of vacation annually.

•	The Company currently observes seven (7) designated holidays.

•	The Company sponsors a 401(k) retirement savings plan, which allows employees to save up to 75% of their eligible compensation on a pre-tax basis. Employees are eligible to enroll in the plan immediately upon hire. The company matches $.50 for every $1.00 up to a maximum of 6%. You must be actively contributing to the 401(k) plan in order to receive the Company match. Company contributions are vested 25% annually after completion of one year of employment and 100% vested upon completion of four years of employment.

•	Group medical, vision, and dental insurance coverage are available. You will be eligible to enroll the first day of the month coincident with or following your date of hire. You will have 30 days from your eligibility date to elect our benefits or you will forfeit your opportunity to select coverage until the next annual open enrollment period.

•	Basic life, accidental death and dismemberment, short term disability, and long term disability insurance coverage are company paid benefits, effective on your date of hire.

Please be aware that this offer of employment is contingent upon the following:

•	Signing a non-competition/non-solicitation agreement to be provided under separate cover.

•	A successful background investigation. Please be alert for an email and instructions from Sterling Infosystems.

•	The ability to provide the Company with documentation of your authorization to work in the United States, as required by the Federal Immigration Reform and Control Act (as amended), no later than three (3) days after your first day of employment.

•	Completion of confirmatory interviews with Clinical business unit leaders.

Failure to comply with the above and/or providing false or fraudulent information to the Company may result in withdrawal of the offer or termination of employment, if hired.

While we are confident that we will have a mutually beneficial employment relationship, your employment with the Company is on an at-will basis. This means that either you or the Company can terminate the employment relationship at any time, for any reason, with or without notice. This offer letter does not create a contract of employment.

The terms and conditions of this offer letter supersede any previous written or verbal representations concerning conditions of employment.

Ray, we are excited at the prospect of your joining the inVentiv Health to lead our Clinical business segment and become a member of our executive leadership team. Please confirm your acceptance by signing and returning this letter within five (5) business days. By signing this offer letter, you represent that you have reviewed and understand the letter and that you are not subject to any restrictions or covenants that would impede your performance of the duties and responsibilities of your position with the Company or violate any applicable agreement.

Sincerely,

/s/ Duncan Harwood

Duncan Harwood
Chief Human Resources Officer inVentiv Health, Inc.

I accept the Company’s offer of employment based on the terms and conditions described in this offer letter.

Raymond Hill

/s/ Raymond Hill	11/29/12
Signature	Date

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